Randall Peck
Via E-Mail

May 30, 2024

Dear Randy,

We are very pleased to offer you the position of Chief Operating Officer of Paycom Software, Inc. (“Paycom”) and its subsidiaries (collectively, the “Company”), reporting to the Chief Executive Officer of the Company. Your employment in this role is subject to the terms and conditions set forth in this letter.

Your expected start date in this Chief Operating Officer role is May 30, 2024 and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma. By signing below, you confirm you understand and agree to the changes in your employment, including, without limitation, any changes from the terms of employment stated in your March 8, 2023 offer letter. This letter does not constitute an employment contract and does not alter the at-will employment relationship.

Effective beginning on the Company’s next regularly scheduled payroll date following the Start Date, you will be paid an annualized base salary of $511,228.00, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan. The performance criteria and potential payouts for the 2024 annual bonus and bonuses thereafter will be determined by the Compensation Committee of Paycom’s Board of Directors (the “Compensation Committee”).

Subject to approval by the Compensation Committee, effective on or as soon as practicable following your Start Date, Paycom will grant you equity awards pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “LTIP”) consisting of: (1) an award of time-based restricted stock units having an approximate aggregate value equal to $833,333.00, as determined by dividing such value by the closing price of a share of Paycom stock on the date of grant (with any fractional shares rounded up to the nearest whole share), subject to time-based vesting in three substantially equal tranches on February 5, 2025, February 5, 2026 and February 5, 2027, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Time-Based RSU Award”); (2) an award of performance-based restricted stock units having an approximate aggregate value equal to $833,333.00, as determined by dividing such value by the closing price of a share of Paycom stock on the date of grant (with any fractional shares rounded up to the nearest whole share), subject to performance-based vesting based on a “Total Revenues” performance goal for the 2024 performance period, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Performance-Based Award”); and (3) an award of 37,500 shares of time-based restricted stock, subject to time-based vesting as follows: 6,375 shares vesting on February 5, 2025, 6,375 shares vesting on February 5, 2026, 6,375 shares vesting on February 5, 2027, and 18,375 shares vesting on February 5, 2028, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Time-Based Stock Award”). The Time-Based RSU Award, the Performance-Based Award and the Time-Based Stock Award shall be subject to the terms and conditions of the LTIP and the applicable award agreement that is provided to you by Paycom in connection with the grant of such awards, including any restrictions on transfer of the awarded shares or units and any forfeiture provisions in the event of a termination of your employment.

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, we reserve the same right to alter, modify, or terminate this employment relationship at will at any time with or without notice or cause.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Non-Solicitation Agreement between you and Paycom Payroll, LLC, dated March 17, 2023, (c) any new non-solicitation (or similar agreement) you may be asked to sign within the first ninety (90) days after the Start Date, (d) the Confidentiality, Non-Disparagement, Non-Disclosure and Proprietary Information Agreement between you and Paycom Payroll, LLC, dated March 17, 2023, (e) any new confidentiality, non-disparagement, non-disclosure and proprietary information agreement (or similar agreement) you may be asked to sign within the first ninety (90) days after the Start Date and (f) any previously granted award agreements under the LTIP or the Paycom Software, Inc. 2014 Long-Term Incentive Plan (including but not limited to the clawback and forfeiture provisions therein). Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by the Company in any capacity. This offer of employment is contingent upon your signing any new agreement with Paycom Payroll, LLC relating to non-competition, non-solicitation, intellectual property assignment, confidentiality, non-disparagement, non-disclosure, proprietary information and/or class action waiver you may be asked to sign within the first ninety (90) days after the Start Date. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

All of us at the Company are excited about the prospect of you accepting the Chief Operating Officer role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me on or before May 31, 2024.

I look forward to hearing from you.

Yours sincerely,

PAYCOM SOFTWARE, INC.

/s/ Matthew Paque
Name:	Matthew Paque
Title:	Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Randy Peck
Randall Peck
Date: May 30, 2024